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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:          William S. Creekmuir
                  Simmons Company
                  770-512-7700

PATENT AND TRADEMARK LITIGATION BETWEEN SIMMONS COMPANY AND SERTA, INC. SETTLED

         Atlanta, Georgia, (December 28, 2000) ---- Simmons Company announced today that it had reached a settlement in its dispute with Serta, Inc. and its licensees regarding certain alleged patent and trademark infringement. The complaint was filed against Simmons Company in the United States District Court for the Northern District of Illinois, Eastern Division, alleging that certain Simmons' products infringed one of Serta's U.S. patents, and that Simmons' use of the term "Crescendo" infringed upon Serta's alleged common-law trademark, "Crescendo".

         Simmons Company maintains that it did not infringe on any of Serta's patents or trademarks. However, in order to conclude the matter and avoid the additional costs of protracted litigation, Simmons has agreed to pay Serta, Inc. $4.25 million, payable $2.125 million at the time of the execution of the Settlement Agreement with the balance payable in installments of $531,250 at the end of each calendar quarter during the year 2001. While not acknowledging the validity of the patent, Simmons agreed not to challenge the patent's validity and further agreed during the life of the patent not to manufacture or sell mattresses in the United States containing certain specific configurations.

         Simmons' Chairman and Chief Executive Officer Charlie Eitel said: "We are happy to have this matter behind us, minimizing the distraction to Simmons management and allowing us to focus on continuing to grow both our business and that of our dealers," he added.

         Eitel added that none of the technology or trademarks in dispute in this matter are used in any of Simmons' current products and that the settlement will not impede the Company's ability to offer any of its current or planned products, nor its ability to continue to invest in new product development.

         Maker of Beautyrest(R), BackCare(R), DreamScapes(TM), and Deep Sleep(R), Atlanta-based Simmons Company employs more than 3,000 people and operates 18 plants throughout the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(TM) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.


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         FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, such as, among others, statements relating to future operating results and customer acceptance of our products. Such statements are dependent on a number of factors, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include the Company's ability to continue its sales growth and further improve its profitability, in addition to those factors identified from time to time in the Company's required filings with the U.S. Securities and Exchange Commission.